FILED PURSUANT TO RULE 424(b)(3)
                                                   S.E.C. FILE NUMBER 333-23063


FIFTH SUPPLEMENT TO PROSPECTUS
July 17, 1999
(TO PROSPECTUS DATED SEPTEMBER 18, 1997)

The Prospectus dated September 18, 1997, as supplemented through the date hereof (the "Prospectus"), relating to the offer and sale, from time to time, by the Selling Securityholders listed therein of up to $550,000,000 aggregate principal amount of 3% Convertible Subordinated Notes Due February 15, 2002 (the "Notes") of Cendant Corporation (the "Company") and up to 17,959,205 shares of common stock, $.01 par value of the Company, issuable upon conversion of the Notes, is hereby supplemented as follows:

We urge you to carefully read the "Risk Factor" section appearing on page S-2 , where we describe specific risks associated with the Notes.

The  following   entities  are  hereby  named  as  Selling   Securityholders  as
contemplated on page 29 of the Prospectus:

                                         PRINCIPAL AMOUNT             NUMBER OF
                                         OF NOTES COVERED        SHARES COVERED
      SELLING SECURITYHOLDER           BY THIS PROSPECTUS    BY THIS PROSPECTUS
--------------------------------     --------------------   -------------------

McMahan Securities Company, L.P.         $     608,000            19,853
1 World Financial Center
New York, NY  10281

Merrill Lynch Pierce Fenner and          $       5,000a              163a
  Smith Inc.
101 Hudson Street, 10th Floor
Jersey City, NJ  07302-3997

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a Principal Amount of Notes and Number of Shares  represented in this Supplement by this Selling Securityholder is in addition to those Notes and Shares set forth with respect to this Selling Securityholder in the Prospectus, as supplemented through the date hereof.

                                   RISK FACTOR

           You should carefully read the following risk factor before purchasing any Notes.

Discovery of Accounting Irregularities and Related Litigation and SEC Investigation

           On April 15, 1998, we announced that in the course of transferring responsibility for the Company's accounting functions from the former CUC International Inc. ("CUC") personnel to former HFS Incorporated ("HFS") accounting personnel and preparing for the reporting of first quarter 1998 financial results, we discovered accounting irregularities in certain CUC business units. As a result, upon discovering such accounting irregularities in certain former CUC business units, the Audit Committee of our Board of Directors and its counsel, assisted by auditors, immediately began an intensive investigation that resulted, in part, in us restating our previously reported financial results for 1997, 1996 and 1995.

           As a result of these accounting irregularities, more than 70 lawsuits claiming to be class action lawsuits, two lawsuits claiming to be brought derivatively on our behalf and several individual lawsuits have been filed in various courts against us and other defendants, asserting various claims under the federal securities laws and certain state statutory and common laws, including claims that our previously issued financial statements allegedly were false and misleading and that we allegedly know or should have known that they caused the price of our securities to be artificially inflated. In addition, the staff of the SEC and the United States Attorney for the District of New Jersey are conducting investigations relating to the accounting issues. The SEC Staff has advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. Please see the Company's Annual Report on Form 10-K/A for the fiscal year ending December 31, 1998.

           We do not believe that it is feasible to predict or determine the final outcome of these proceedings or investigations or to estimate the amounts or potential range of loss with respect to the resolution of these proceedings or investigations. In addition, the timing of the final resolution of the proceedings is uncertain. The possible outcome or resolution of the proceedings could include a judgment against us or a settlement and could require substantial payments by us. In addition, the timing of the final resolution of the proceedings or investigations is uncertain. We believe that material adverse outcomes with respect to such proceedings or investigations could have a material impact on our financial condition, results of operations and cash flows.